Exhibit 99.1

CapLease Announces Third Quarter 2011 Results

NEW YORK--(BUSINESS WIRE)--November 3, 2011--CapLease, Inc. (NYSE: LSE), a real estate investment trust (REIT) focused on owning and managing single-tenant commercial real estate properties, today announced its results for the third quarter ended September 30, 2011. Net loss to common stockholders was $(14.8) million, and funds from operations, or FFO, before items affecting comparability was $10.3 million.

Third Quarter 2011 Highlights:

  FFO of $0.15 Per Share Before Items Affecting Comparability
  Agreed to Acquire $30 Million Single Tenant Retail Property
  Closed Sale of CDO Asset and Liabilities Reducing Debt Investments by 73% for 2011
  Reduced Overall Leverage to 65%
  Commenced Share Repurchases Under Stock Repurchase Program

Paul McDowell, Chairman and Chief Executive Officer, stated, “We continued to make solid progress on our business plan of simplifying the CapLease story, growing our property portfolio, reducing debt with the profitable sale of our CDO, and exercising disciplined capital activity. We maintained our acquisition momentum with an approximately $30 million property purchase we expect to close later this month, which will increase our acquisition activity to about $120 million for 2011, and more than $150 million over the last 12 months. The new acquisitions have begun to positively impact results as rental revenue has grown by 7% from the same quarter last year. In addition to our stable dividend, we also returned value to shareholders through the commencement of activity under our share repurchase program.”

Third Quarter 2011 Results:

	For the Three Months Ended September 30,
(Amounts in thousands, except per share amounts)	2011	2010
Funds from operations	$(2,226)	$9,335
Per Share	$(0.03)	$0.16

Items that affect comparability (income) expense:
Gain on investments, net	(5,287)	–
Provision for loss on property investment	14,119	–
Loss on extinguishment of debt	3,698	14
Funds from operations, as adjusted for comparability	$10,304	$9,349
Per Share	$0.15	$0.16

For the quarter ended September 30, 2011, the Company reported total revenues of $41.8 million, compared to total revenues of $41.3 million in the comparable period in 2010. FFO adjusted for items that affect comparability was $10.3 million, or $0.15 per share, compared to $9.3 million, or $0.16 per share, in the comparable period in 2010. Net loss to common stockholders for the third quarter of 2011 was $(14.8) million, or $(0.22) per share, compared to net loss of $(2.8) million, or $(0.05) per share, in the comparable period in 2010.

Third quarter results include a $14.1 million impairment loss on the Company’s investment in the property in Hartford, Connecticut that was leased to Travelers Corporation until October 2011. The Company is in discussions to transfer the property to the lender as payment in full on the related non-recourse mortgage debt. The Company expects to write-off the remaining fair value of the property and recognize a gain on extinguishment of debt of $18.9 million when that transfer is completed.

New Investment Transactions:

During the third quarter, the Company entered into an agreement to purchase a retail property for approximately $30 million. The property is leased to Lowe’s Companies Inc. for a remaining lease term of approximately 19 years. The purchase is expected to close later this month. As part of the purchase, the Company will assume an existing fully amortizing mortgage loan of approximately $17 million.

The Company also entered into and commenced funding its second build-to-suit transaction during the third quarter. The property will be an approximately 324,000 square foot Class A office building in Tulsa, Oklahoma leased to Cimarex Energy Co. under a 12 year lease. The Company’s total investment is expected to be approximately $53 million. The 17 story property is expected to be fully completed by the end of the first quarter of 2013. The Company has arranged financing for about one half of the project costs, or up to $24 million, under a non-recourse, seven year, construction/mini-permanent loan. Interest on the loan will float based on LIBOR during the construction period, but the rate during the permanent term can be fixed at any time at our discretion. The loan may also be increased to $31 million at completion of construction.

CDO Sale Transaction:

In September 2011, the Company completed the sale of the assets and associated liabilities comprising its March 2005 collateralized debt obligation transaction. The sale generated net proceeds after the repayment of debt obligations of $30.2 million, and a net gain of $0.2 million inclusive of the write-off of various deferred CDO costs. Among other benefits, the sale enabled the Company to significantly lower its debt investments to about $96 million, or 5%, of the total portfolio, and significantly reduce its overall leverage to about 65% as of September 30.

Nine Month Results:

For the nine months ended September 30, 2011, the Company reported total revenues of $126.1 million, compared to total revenues of $124.5 million in the comparable period of 2010. FFO adjusted for items that affect comparability was $30.3 million, or $0.47 per share, compared to $28.2 million, or $0.50 per share, in the comparable period in 2010. Net loss to common stockholders for the nine months ended September 30, 2011 was $(22.8) million, or $(0.35) per share, compared to net loss of $(8.3) million, or $(0.15) per share, in the comparable period in 2010.

	For the Nine Months Ended September 30,
(Amounts in thousands, except per share amounts)	2011	2010
Funds from operations	$14,511	$27,911
Per Share	$0.23	$0.50
Items that affect comparability (income) expense:
Gain on investments, net	(2,074)	–
Provision for loss on property investment	14,119	–
Loss on extinguishment of debt	3,698	293
Funds from operations, as adjusted for comparability	$30,254	$28,204
Per Share	$0.47	$0.50

Investment Portfolio:

The Company’s portfolio before depreciation and amortization was approximately $1.8 billion, with 95% invested in owned properties, at September 30, 2011. The weighted average underlying tenant credit rating on the Company’s entire single tenant portfolio is A- from Standard & Poor’s, with an average tenant rating on the single tenant owned property portfolio of A.

Approximately 93% of the overall single tenant portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities, with about 95% of the single tenant owned property portfolio leased to investment grade tenants.

The weighted average remaining lease term on the Company’s entire single tenant portfolio is approximately seven years, including approximately six years on the single tenant owned property portfolio and approximately 13 years on the leases underlying the loan portfolio.

References to the Company’s single tenant portfolio exclude its Johnston, Rhode Island and Omaha, Nebraska properties, as each is no longer leased primarily by a single tenant.

Balance Sheet:

At September 30, 2011, the Company’s assets included $1.7 billion in owned real property investments before depreciation and amortization, $35 million in loan investments, and $61 million in commercial mortgage-backed securities. The great majority of the Company’s debt is long-term amortizing non-recourse fixed rate debt. Only 2.9% of the Company’s debt is recourse and must be refinanced through 2012, comprised entirely of the convertible senior notes with $35.0 million of principal currently outstanding and putable to the Company by the holders in October 2012.

The Company’s overall portfolio leverage, expressed as a percentage of its total debt to total assets before depreciation and amortization on owned properties and with other minor adjustments, was approximately 65% as of September 30, 2011. CapLease expects its portfolio leverage level to continue to decrease over time, as a result of one or more of the following factors: scheduled principal amortization on our debt which, net of principal collected on our debt investments, averages about $30 million annually through 2014, voluntary debt reduction including potentially through selected asset sales, and expected lower or no leverage on new asset acquisitions. The Company’s leverage on owned properties is approximately 64% as of September 30, 2011.

Share Repurchase Activity:

During the third quarter, the Company repurchased approximately $6 million of its common stock at an average price of $3.80 per share, leaving approximately $14 million of remaining authorization under the program. The Company may continue to repurchase its common stock from time to time in the future pursuant to the program. The Company is not obligated to make any repurchases at any specific time or situation. The timing and extent to which the Company repurchases its shares in the future will depend upon a variety of factors, including market conditions, the Company’s liquidity, and regulatory requirements.

Dividends:

In the third quarter of 2011, the Company declared a cash dividend on its common stock in the amount of $0.065 per share. The level of CapLease’s common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

2011 Guidance:

CapLease is affirming it previously disclosed full year 2011 guidance range of $0.59 to $0.61 per share of FFO as adjusted for comparability, and $(0.20) to $(0.18) of earnings per share (EPS).

CapLease is also affirming its full year 2011 guidance range of $0.59 to $0.63 per share of cash available for distribution (CAD).

The Company’s guidance estimates include events and transactions that have been completed year to date, including the sale of the CDO and the impact and timing of investments that have closed in 2011. However, the Company’s guidance estimates assume no additional asset investment or disposition activity, no additional capital raising activities and no additional share repurchase activity for 2011. As a reminder, our FFO as adjusted guidance also assumes no gains or losses associated with asset sales or debt extinguishment, no portfolio impairments or losses, and no other gains or charges that may occur during the year, and include assumptions with respect to interest rate levels on our floating rate facility, the level of property operating expenses and general and administrative expenses.

The difference between FFO and EPS is primarily depreciation and amortization expense on real property.

The factors described in the Forward-Looking and Cautionary Statements section of this release could cause actual results to differ materially from our guidance.

Conference Call:

CapLease will hold a conference call and webcast to discuss the Company’s third quarter 2011 results at 1:00 p.m. (Eastern Time) today. Hosting the call will be Paul H. McDowell, Chairman and Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

Interested parties may listen to the conference call by dialing (877) 407-3982 or (201) 493-6780 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company’s website at www.caplease.com under the Investors section.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company’s website for approximately fourteen days following the call. A recording of the call also will be available beginning after 4:00 p.m. (Eastern Time) today by dialing (877) 870-5176 or (858) 384-5517 for international participants. To access the telephonic replay, please enter conference ID 381469.

Non-GAAP Financial Measures:

Funds from operations (FFO) and cash available for distribution (CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company’s financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments, in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company’s calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization (including capitalized leasing expenses, tenant allowances or improvements and excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures.

The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, stock-based compensation, above or below market rent amortization and non-cash interest income and expense, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, CAD for the 2011 period has been adjusted to exclude the gain on investments, net, provision for loss on property investment and loss on extinguishment of debt, and CAD for the 2010 period has been adjusted to exclude the loss on debt extinguishment.

The Company also discloses FFO as adjusted for items that affect comparability, as it believes this measure is a useful proxy for existing portfolio performance and, therefore, provides a meaningful presentation of operating performance. This adjusted FFO measure should not be considered as an alternative to net income or earnings per share determined in accordance with GAAP as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity. It also differs from the NAREIT’s definition of FFO and may not be comparable to similarly titled measures reported by other companies.

The Company’s leverage ratios, which are among the financial metrics used by management to review and analyze CapLease’s debt, are also non-GAAP financial measures. Leverage ratios are a widely used financial measure by the real estate investment community, especially for REITs. We measure our leverage ratios by dividing total debt by total assets, as adjusted. We measure total assets, as adjusted, at historical cost before depreciation and amortization on owned properties. Therefore, our leverage ratios do not account for any fluctuations in value, up or down, that may have occurred since we acquired our owned properties. Other companies including other REITs may compute leverage ratios in a different manner and, therefore, our leverage ratios may not be comparable to similarly titled measures reported by other companies.

Forward-Looking and Cautionary Statements:

This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

  our ability to close new investment transactions that are in our pipeline;
  our ability to make additional investments in a timely manner or on acceptable terms;
  payment defaults on one or more of our asset investments;
  the impact to earnings associated with potential asset dispositions and debt repayments;
  increases in our financing costs (including as a result of LIBOR rate increases), our general and administrative costs and/or our property expenses; and
  our failure to comply with our debt obligations.

Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company’s most recent Annual Report on Form 10-K, including the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC’s website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.

CapLease, Inc. and Subsidiaries Consolidated Statements of Operations For the three and nine months ended September 30, 2011 and September 30, 2010 (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Amounts in thousands, except per share amounts)	2011	2010	2011	2010
Revenues:
Rental revenue	$33,288	$31,204	$98,080	$94,133
Interest income from loans and securities	4,774	6,888	17,385	20,902
Tenant reimbursements	3,574	2,982	10,072	8,775
Other revenue	156	218	601	645
Total revenues	41,792	41,292	126,138	124,455
Expenses:
Interest expense	19,511	20,990	60,340	63,974
Property expenses	6,990	6,189	20,295	18,486
General and administrative expenses	2,559	2,462	8,064	7,899
General and administrative expenses-stock based compensation	796	662	2,264	1,879
Depreciation and amortization expense on real property	12,600	12,101	37,307	36,194
Other expenses	38	67	167	201
Total expenses	42,494	42,471	128,437	128,633
Other gains (losses):
Gain on investments, net	5,287	–	2,074	–
Provision for loss on property investment	(14,119)	–	(14,119)	–
Loss on extinguishment of debt	(3,698)	(14)	(3,698)	(293)
Total other gains (losses)	(12,530)	(14)	(15,743)	(293)
Loss from continuing operations	(13,232)	(1,193)	(18,042)	(4,471)
Income from discontinued operations	26	32	82	121
Net loss before non-controlling interest in consolidated subsidiaries	(13,206)	(1,161)	(17,960)	(4,350)
Non-controlling interest in consolidated subsidiaries	36	8	55	23
Net loss	(13,170)	(1,153)	(17,905)	(4,327)
Dividends allocable to preferred shares	(1,627)	(1,625)	(4,882)	(3,992)
Net loss allocable to common stockholders	$(14,797)	$(2,778)	$(22,787)	$(8,319)

Earnings per share:
Net loss per common share, basic and diluted	$(0.22)	$(0.05)	$(0.35)	$(0.15)
Weighted average number of common shares outstanding, basic and diluted	67,615	57,185	64,238	55,822
Dividends declared per common share	$0.07	$0.06	$0.20	$0.18
Dividends declared per preferred share	$0.51	$0.51	$1.52	$1.52

CapLease, Inc. and Subsidiaries Consolidated Balance Sheets As of September 30, 2011 (unaudited) and December 31, 2010

(Amounts in thousands, except share and per share amounts)	As Of September 30, 2011	As Of December 31, 2010
Assets
Real estate investments, net	$1,381,683	$1,398,399
Loans held for investment, net	34,612	210,040
Commercial mortgage-backed securities	60,969	145,965
Cash and cash equivalents	92,333	32,742
Other assets	77,249	83,125
Total Assets	$1,646,846	$1,870,271
Liabilities and Equity
Mortgages on real estate investments	$978,783	$928,429
Collateralized debt obligations	–	254,210
Credit agreement	71,487	105,345
Secured term loan	91,350	101,880
Convertible senior notes	34,366	33,926
Other long-term debt	30,930	30,930
Total Debt Obligations	1,206,916	1,454,720
Intangible liabilities on real estate investments	35,765	37,405
Accounts payable and other liabilities	22,184	21,134
Dividends and distributions payable	5,958	5,373
Total Liabilities	1,270,823	1,518,632
Commitments and contingencies

Stockholders' equity:

Preferred stock, $0.01 par value, 100,000,000 shares authorized, Series A cumulative redeemable preferred, liquidation preference $25.00 per share, 3,204,900 shares issued and outstanding	73,880	73,880
Common stock, $0.01 par value, 500,000,000 shares authorized, 66,472,338 and 57,471,268 shares issued and outstanding, respectively	666	576
Additional paid in capital	311,323	296,232
Accumulated other comprehensive loss	(10,927)	(20,216)
Total Stockholders' Equity	374,942	350,472
Non-controlling interest in consolidated subsidiaries	1,081	1,167
Total Equity	376,023	351,639
Total Liabilities and Equity	$1,646,846	$1,870,271

CapLease, Inc. and Subsidiaries
Reconciliation of Net Loss to Funds from Operations and Cash Available for Distribution (unaudited)
For the three and nine months ended September 30, 2011 and September 30, 2010

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(Amounts in thousands, except per share amounts)	2011	2010	2011	2010
Net loss allocable to common stockholders	$(14,797)	$(2,778)	$(22,787)	$(8,319)
Add (deduct):
Non-controlling interest in consolidated subsidiaries	(36)	(8)	(55)	(23)
Depreciation and amortization expense on real property	12,600	12,101	37,307	36,194
Depreciation and amortization expense on discontinued operations	7	20	46	59
Funds from operations	(2,226)	9,335	14,511	27,911
Add (deduct):
Straight-lining of rents	(3,038)	(3,227)	3,271	1,371
General and administrative expenses-stock based compensation	796	662	2,264	1,879
Amortization of above and below market leases	420	416	1,258	1,247
Non-cash interest income and expenses	415	501	1,370	1,772
Routine capital expenditures on real estate investments	(138)	(561)	(1,473)	(718)
Gain on investments, net	(5,287)	–	(2,074)	–
Provision for loss on property investment	14,119	–	14,119	–
Loss on extinguishment of debt	3,698	14	3,698	293
Cash available for distribution	$8,759	$7,140	$36,944	$33,755

Weighted average number of common shares oustanding, basic and diluted	67,615	57,185	64,238	55,822
Weighted average number of OP units outstanding	156	156	156	156
Weighted average number of common shares and OP units outstanding, diluted	67,771	57,341	64,394	55,978
Net loss per common share, basic and diluted	$(0.22)	$(0.05)	$(0.35)	$(0.15)
Funds from operations per share	$(0.03)	$0.16	$0.23	$0.50
Cash available for distribution per share	$0.13	$0.12	$0.57	$0.60

CapLease, Inc. and Subsidiaries Overall Company Leverage (unaudited) As of September 30, 2011 and December 31, 2010

	Sep 30, 2011	Dec 31, 2010
Debt
Mortgages on real estate investments	$978,783	$928,429
Collateralized debt obligations	–	254,210
Principal held by CDO trustee pending distribution	–	(1,607)
Credit agreement	71,487	105,345
Secured term loan	91,350	101,880
Convertible senior notes	34,366	33,926
Other long-term debt	30,930	30,930
Total Debt	$1,206,916	$1,453,113

Assets
Total assets	$1,646,846	$1,870,271
Accumulated depreciation and amortization on owned properties	277,745	239,990
Intangible liabilities on real estate investments	(35,765)	(37,405)
Principal held by CDO trustee pending distribution	–	(1,607)
Prepaid expenses and deposits	(1,418)	(2,197)
Accrued rental income	(36,617)	(39,506)
Deferred rental income	389	–
Debt issuance costs, net	(4,076)	(5,999)
Other	(797)	(1,046)
Total Assets, as adjusted	$1,846,307	$2,022,501

Leverage (Total Debt/Total Assets, as adjusted)	65%	72%

CapLease, Inc. and Subsidiaries Leverage by Segment (unaudited) As of September 30, 2011

(in thousands)	Mortgage Debt	Secured Term Loan Debt	Credit Agreement Debt	Total Debt	Investment (1)	Leverage
Owned Properties	$978,783	$26,033	$67,611	$1,072,427	$1,671,571	64%
Debt Investments	–	65,317	3,876	$69,193	96,154	72%
(1)	Represents our carry value for financial reporting purposes before depreciation and amortization on owned properties. The carry value of our debt investments has been adjusted to exclude a $500 general loss reserve.

CONTACT:
Investor Relations/Media Contact:
ICR, LLC
Brad Cohen,212-217-6393
bcohen@icrinc.com